Exhibit 99.1

Press Release www.shire.com

Holding(s) in Company

June 10, 2016 - Shire plc (LSE: SHP, NASDAQ: SHPG)

1. Identity of the issuer or the underlying issuer of existing shares to which voting rights are attached: ii	Shire plc
2 Reason for the notification (please tick the appropriate box or boxes):
An acquisition or disposal of voting rights
An acquisition or disposal of qualifying financial instruments which may result in the acquisition of shares already issued to which voting rights are attached
An acquisition or disposal of instruments with similar economic effect to qualifying financial instruments
An event changing the breakdown of voting rights	X
Other (please specify):

3. Full name of person(s) subject to the notification obligation: iii	Deutsche Bank AG
4. Full name of shareholder(s) (if different from 3.):iv	Deutsche Bank AG, London Branch
5. Date of the transaction and date on which the threshold is crossed or reached: [v]	07/06/2016
6. Date on which issuer notified:	09/06/2016
7. Threshold(s) that is/are crossed or reached: vi, vii	Below notifiable threshold

8. Notified details:
A: Voting rights attached to shares viii, ix
Class/type of shares if possible using the ISIN CODE	Situation previous to the triggering transaction		Resulting situation after the triggering transaction
	Number of Shares	Number of Voting Rights	Number of shares	Number of voting rights		% of voting rights [x]
			Direct	Direct xi	Indirect xii	Direct	Indirect
JE00B2QKY057	28,378,378	28,378,378	Below notifiable threshold	Below notifiable threshold	0	Below notifiable threshold	0

B: Qualifying Financial Instruments
Resulting situation after the triggering transaction
Type of financial instrument	Expiration date xiii	Exercise/ Conversion Period xiv	Number of voting rights that may be acquired if the instrument is exercised/ converted.	% of voting rights

C: Financial Instruments with similar economic effect to Qualifying Financial Instruments xv, xvi
Resulting situation after the triggering transaction
Type of financial instrument	Exercise price	Expiration date xvii	Exercise/ Conversion period xviii	Number of voting rights instrument refers to	% of voting rights xix, xx
					Nominal	Delta

Total (A+B+C)
Number of voting rights	Percentage of voting rights
Below notifiable threshold	Below notifiable threshold

9. Chain of controlled undertakings through which the voting rights and/or the financial instruments are effectively held, if applicable: xxi

Proxy Voting:
10. Name of the proxy holder:
11. Number of voting rights proxy holder will cease to hold:
12. Date on which proxy holder will cease to hold voting rights:

13. Additional information:
14. Contact name:	Stacy Otieno
15. Contact telephone number:	02075476268

For further information please contact:

Investor Relations

Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157

NOTES TO EDITORS

Shire enables people with life-altering conditions to lead better lives.

Shire is the leading global biotechnology company focused on serving people with rare diseases and other highly specialized conditions. We have best-in-class products available in more than 100 countries across core therapeutic areas including Hematology, Immunology, Neuroscience, Lysosomal Storage Disorders, Gastrointestinal / Internal Medicine / Endocrine and Hereditary Angioedema; a growing franchise in Oncology; and an emerging, innovative pipeline in Ophthalmics.

Our employees come to work every day with a shared mission: to develop and deliver breakthrough therapies for the hundreds of millions of people in the world affected by rare diseases and other high-need conditions, and who lack effective therapies to live their lives to the fullest.

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